Exhibit 12


          INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

            Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)

                                 (in thousands)



                                       THREE MONTHS ENDED
                                       ------------------
                                       May 31,     May 31,
                                         1999        1998
---------------------------------------------------------
Earnings (loss) from
  continuing operations
  before income taxes                 $ 7,359    $(22,128)
Plus: Fixed charges (1)                 7,005       6,078
Less: Capitalized interest               (124)          -
---------------------------------------------------------

Earnings available to cover
  fixed charges (2)                   $14,240    $(16,050)
=========================================================

Ratio of earnings to fixed charges (2)   2.03         N/A
=========================================================

(1) Fixed charges consisted of the following:


                                       THREE MONTHS ENDED
                                       ------------------
                                       May 31,     May 31,
                                         1999        1998
---------------------------------------------------------
Interest expense, gross                $4,595      $3,833
Rentals (Interest factor)               2,410       2,245
---------------------------------------------------------
  Total fixed charges                  $7,005      $6,078
=========================================================


(2) For the three months ended May 31, 1998, earnings were inadequate to cover fixed charges by $22,128. The deficiency was the result of unusual items as described in Note 4 to the consolidated condensed financial statements. Excluding unusual items, the ratio of earnings to fixed charges would have been 2.12 for the three months ended May 31, 1998.